Contact: Dennis Gauger
BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
NASDAQ:BSDM

For Immediate Release

BSD Medical Announces Second Quarter Fiscal 2012 Financial Results

SALT LAKE CITY, April 6, 2012—BSD Medical Corporation (NASDAQ:BSDM) (Company or BSD) (www.BSDMedical.com), a leading provider of medical systems that treat cancer and benign diseases using heat therapy, today reported financial results for its second fiscal quarter ended February 29, 2012, including:

•	Cash and cash equivalents of $14.4 million
•	No debt
•	Total stockholders’ equity of $17.9 million
•	Total revenues of $930,881 for the six months ended February 29, 2012 compared to total revenues of $951,424 for the six months ended February 28, 2011
•	Total revenues of $271,883 for the three months ended February 29, 2012 compared to total revenues of $444,439 for the three months ended February 28, 2011
•	Net loss of $2,102,598 for the three months ended February 29, 2012 and $3,790,003 for the six months ended February 29, 2012
•	Net cash used in operating activities of $2,631,282 for the six months ended February 29, 2012

“We have a strong balance sheet, no debt, and believe we are sufficiently capitalized to continue our sales and marketing and product development efforts,” said Harold Wolcott, President of the Company.  “Our year-to-date revenues are comparable to revenues for the same period last year; however, we have refocused on the expansion of a fee-per-use equipment rental program for our MicroThermX® Microwave Ablation System (“MicroThermX”) in an effort to accelerate revenues.  We are experiencing early success with a revenue stream from sales of disposable SynchroWave antennas combined with highly profitable equipment rental fees.  We have added experienced sales personnel in key markets, and believe the equipment rental program will produce successful results throughout the United States.”

About BSD Medical Corporation
BSD Medical Corporation develops, manufactures, markets and services systems to treat cancer and benign diseases using heat therapy delivered using focused radiofrequency (RF) and microwave energy.  BSD’s product lines include both hyperthermia and ablation treatment systems.  BSD’s hyperthermia cancer treatment systems, which have been in use for several years in the United States, Europe and Asia, are used to treat certain tumors with heat (hyperthermia) while increasing the effectiveness of other therapies such as radiation therapy.  BSD’s microwave ablation system has been developed as a stand-alone therapy to ablate and destroy soft tissue.  The Company has developed extensive intellectual property, multiple products in the market, and well established distribution in the United States, Europe and Asia.  Certain of the Company’s products have received regulatory approvals in the United States, Europe and China.  For further information visit BSD Medical's website at www.BSDMedical.com.

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Forward-Looking Statements
Statements contained in this press release that are not historical facts, including statements relating to our MicroThermX® line of products, are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including the market demand for our MicroThermX® products and the regulatory requirements we face. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, except as required by law.

BSD MEDICAL CORPORATION
Condensed Balance Sheets
(Unaudited)
ASSETS	February 29, 2012	August 31, 2011
Current assets:
Cash and cash equivalents	$14,420,068	$17,135,968
Accounts receivable, net of allowance for doubtful accounts of $20,000	98,197	397,264
Related party trade accounts receivable	164,044	408,323
Inventories, net	2,482,853	2,406,214
Other current assets	124,468	121,148
Total current assets	17,289,630	20,468,917

Property and equipment, net	1,466,487	1,445,897
Patents, net	14,562	25,092

	$18,770,679	$21,939,906

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$251,406	$301,936
Accrued liabilities	405,466	332,004
Deferred revenue – current portion	94,827	42,214
Total current liabilities	751,699	676,154

Deferred revenue – net of current portion	156,879	192,158

Total liabilities	908,578	868,312

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.001 par value, 80,000,000 shares authorized, 29,686,154 shares issued	29,686	29,686
Additional paid-in capital	51,039,239	50,458,729
Treasury stock, 24,331 shares at cost	(234)	(234)
Accumulated deficit	(33,206,590)	(29,416,587)
Total stockholders’ equity	17,862,101	21,071,594

	$18,770,679	$21,939,906

BSD MEDICAL CORPORATION
Condensed Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended		Six Months Ended
	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011
Revenues:
Sales	$236,437	$404,243	$553,925	$859,172
Sales to related parties	546	30,296	301,406	40,752
Equipment rental	34,900	9,900	75,550	51,500

Total revenues	271,883	444,439	930,881	951,424

Cost of Revenues:
Cost of sales	343,922	374,585	498,414	718,668
Cost of related party sales	744	28,248	214,183	37,495
Cost of equipment rental	2,947	3,104	5,894	9,503

Total cost of revenues	347,613	405,937	718,491	765,666

Gross margin (loss)	(75,730)	38,502	212,390	185,758

Operating costs and expenses:
Research and development	582,611	432,820	1,119,346	510,116
Selling, general and administrative	1,457,662	1,176,467	2,912,497	2,200,398

Total operating costs and expenses	2,040,273	1,609,287	4,031,843	2,710,514

Loss from operations	(2,116,003)	(1,570,785)	(3,819,453)	(2,524,756)

Other income (expense):
Interest income	15,970	18,038	34,029	25,623
Other income (expense)	(2,565)	(1,218)	(4,579)	(2,133)

Total other income	13,405	16,820	29,450	23,490

Loss before income taxes	(2,102,598)	(1,553,965)	(3,790,003)	(2,501,266)

Income tax benefit	-	-	-	-

Net loss and comprehensive loss	$(2,102,598)	$(1,553,965)	$(3,790,003)	$(2,501,266)

Net loss per common share:
Basic	$(0.07)	$(0.05)	$(0.13)	$(0.09)
Diluted	$(0.07)	$(0.05)	$(0.13)	$(0.09)

Weighted average number of shares outstanding:
Basic	29,686,000	29,289,000	29,686,000	28,014,000
Diluted	29,686,000	29,289,000	29,686,000	28,014,000